FOR IMMEDIATE RELEASE

Contact:

Kevin Nihill

Chief Financial Officer

Rhinebeck Bancorp, Inc.

(845) 790-1508

RHINEBECK BANCORP, INC. COMPLETES FURTHER BALANCE SHEET RESTRUCTURING

Poughkeepsie, NY, December 26, 2024 – Rhinebeck Bancorp, Inc. (NASDAQ: RBKB) (the "Company"), the parent company of Rhinebeck Bank (the "Bank"), announced the sale of a portion of its available-for-sale investment securities portfolio as part of a strategic balance sheet repositioning.

In September 2024, the Company announced the sale of $71 million of available-for-sale securities.  In December 2024, the Bank sold an additional $21 million of available-for-sale securities. The proceeds from these sales were reinvested into new securities offering yields that were 3.06% higher than those of the securities sold. This restructuring had no impact on tangible equity and allows the Bank to improve its earnings stream. The transaction is projected to increase earnings per share by $0.04 and net interest margin by 0.04% over the next 12 months.

“This strategic restructuring is a positive move that will improve the profitability of the Company going forward and provide a long-term benefit to the Company, our shareholders and the Bank’s customers,” said Rhinebeck Bank President and CEO Michael J. Quinn. “Selling longer-term, low-yielding securities and reinvesting into shorter term more liquid securities will also allow the Company more balance sheet flexibility, including providing liquidity for commercial loan growth and reducing reliance on wholesale funding.”

The restructuring decreased the average life of the securities portfolio and is expected to improve the Company’s earnings stream beginning in the first quarter of 2025.  The securities sold had a yield of 1.37% and a weighted average life of approximately 6.2 years. The proceeds were reinvested into securities yielding 4.44% with an approximate weighted average life of 1.8 years.  The Company recognized a one-time pre-tax loss of $4.1 million as a result of the transaction.

Following this restructuring, the Bank remained “well capitalized.”  Additionally, the Bank maintains robust liquidity metrics, including holding over $35 million in cash, cash equivalents, and Treasury securities.  Additionally, the Bank has an unused secured line of credit of over $250 million with the Federal Home Loan Bank of New York.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its thirteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, fluctuations in real estate values, general economic conditions or conditions within the securities markets, potential recessionary conditions, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, our ability to access cost-effective funding, changes in asset quality, loan sale volumes, charge-offs and credit loss provisions, changes in economic assumptions that may impact our allowance for credit losses calculation, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, including changes in the monetary and fiscal policies of the Board of Governors of the Federal Reserve System, the effect of our rating under the Community Reinvestment Act, political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemic diseases, extreme weather events, or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s or the Bank’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.